ANNEX F

Execution Copy

DATED 22 APRIL 2008

CYPRESS MERCHANT BANKING PARTNERS II L.P.

and

CYPRESS MERCHANT BANKING II C.V.

and

55TH STREET PARTNERS II L.P.

and

THE PRUDENTIAL ASSURANCE COMPANY LIMITED

and

DANKA BUSINESS SYSTEMS PLC

DEED OF UNDERTAKING

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

THIS DEED is executed and delivered on the 22nd day of April 2008

BY:

(1)	CYPRESS MERCHANT BANKING PARTNERS II L.P., a Delaware limited partnership (“Cypress Partners”);

(2)	CYPRESS MERCHANT BANKING II C.V., a limited partnership organized and existing under the laws of the Netherlands (“Cypress Banking”);

(3)	55TH STREET PARTNERS II L.P., a Delaware limited partnership (collectively with Cypress Partners and Cypress Banking, the “Cypress Shareholders”);

(4)	THE PRUDENTIAL ASSURANCE COMPANY LIMITED, a company incorporated in England and Wales and registered under the Companies Act 1985 with number 15454 and with its registered office at Laurence Pountney Hill, London EC4R 0HH (“Prudential”); and

(5)	DANKA BUSINESS SYSTEMS PLC, a public company incorporated in England and Wales and registered under the Companies Act 1985 with number 01101386 and with its registered office at Masters House, 107 Hammersmith Road, London W14 0QH (the “Company”).

WHEREAS:

(A)	The Company, together with its wholly-owned subsidiary Danka Holding Company (the “Seller”), has entered into a Stock Purchase Agreement dated as of 8 April 2008 (the “SPA”) with Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (the “Purchaser”).

(B)	Pursuant to the SPA, the Seller has, conditional on, among other things, obtaining the approval of the Company’s shareholders at the EGM in accordance with the requirements of the Listing Rules, agreed to sell to the Purchaser the entire issued share capital of its wholly-owned subsidiary Danka Office Imaging Company (the “Disposal”).

(C)	The Board intends to propose a resolution at the EGM that, conditional upon the Disposal being approved by the Company’s shareholders and all conditions to Completion under the terms of the SPA (other than a condition relating to the passing of shareholder resolutions at the EGM) having been satisfied or waived, the Company be placed into members’ voluntary liquidation, with the result that after payment or provision for all known actual and contingent liabilities of the Company and the costs and expenses of the MVL, the Company’s remaining cash, including the net proceeds of the Disposal, will be distributed to the Company’s shareholders .

(D)	The relevant provisions of the Articles require the entirety of the amount which the Board expects to be available for distribution to the Company’s shareholders in the MVL to be paid to the holders of the Participating Shares, leaving no amount available for distribution to the holders of the Ordinary Shares.

(E)	As at the date of this Deed, the Participating Shareholders hold all of the Participating Shares in issue.

(F)	In order to effect as orderly and efficient a liquidation of the Company as possible, the Participating Shareholders have agreed to provide the agreements and undertakings set forth in this Deed.

(G)	A draft of the Circular containing, among other things, the proposed form of the Resolutions, has been provided to the Participating Shareholders prior to the execution and delivery of this Deed.

NOW THIS DEED WITNESSETH as follows:

1.	INTERPRETATION

1.1	In this Deed and the recitals hereto:

“ADSs”	means the American Depositary Shares issued by the Depositary, each of which represents two Ordinary Shares;

“Affiliate”	means in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities, control of voting rights, by contract or otherwise;

“Articles”	means the articles of association of the Company;

“Board”	means the board of directors of the Company;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in the City of London;

“Circular”	means the circular convening the EGM to be posted to the Company’s shareholders and to be prepared in compliance with the requirements of the Listing Rules;

“Completion”	means completion of the Disposal in accordance with the terms of the SPA;

“Conditions”	means the conditions set forth in Clause 2 of this Deed;

“Depositary”	means The Bank of New York Mellon in its capacity as the depositary for the ADSs;

“Disposal”	has the meaning ascribed thereto in recital (B) above;

“Distribution”	has the meaning ascribed thereto in Clause 3(a);

“EGM”	means the extraordinary general meeting of the Company’s shareholders to be convened to consider and, if thought fit, approve, among other things, the Disposal and the MVL;

“Listing Rules”	means the listing rules made by the Financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000;

“Liquidators”	means the proposed liquidators of the Company whose appointment as such is to be considered and, if thought fit, approved by the Company’s shareholders at the EGM;

“MVL”	means the proposed members’ voluntary liquidation of the Company;

“Notice”	has the meaning ascribed thereto in Clause 3;

“Ordinary Shares”	means the issued ordinary shares of 1.25 pence each in the capital of the Company;

“Participating Shareholders”	means the Cypress Shareholders and Prudential, in their respective capacities as holders of Participating Shares;

“Participating Shares”	means the 6.50% senior convertible participating shares of U.S.$1.00 each in the capital of the Company;

“Pro Rata Share”	has the meaning ascribed thereto in Clause 4;

“Purchaser”	has the meaning ascribed thereto in recital (A) above;

“Record Time”	means the time at which the MVL commences;

“Relevant Securityholders”	means: (i) holders of Ordinary Shares registered as such in the Register of Members of the Company as at the Record Time; and (ii) holders of ADSs registered as such in the books of the Depositary as at the Record Time;

“Representatives”	means, in relation to a party, the directors, employees, agents, partners, advisers, consultants of, and any individuals seconded to work for, such party (including persons who, at the relevant time, occupied such position);

“Resolutions”	means the resolutions to be considered and, if thought fit, approved at the EGM and to be set out in the Circular;

“Seller”	has the meaning ascribed thereto in recital (A) above;

“SPA”	has the meaning ascribed thereto in recital (A) above; and

“U.S.$” or “$”	means United States dollars, the lawful currency of the United States of America.

1.2	In this Deed and the recitals hereto, unless otherwise specified:

(a)	references to Clauses and Schedules are to clauses of and schedules to this Deed;

(b)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c)	a reference to the singular includes the plural and vice versa;

(d)	a reference to any agreement, deed or document shall be construed as a reference to the same as it may have been, or may from time to time be, amended, supplemented or modified; and

(e)	headings to Clauses are for convenience only and shall not affect the interpretation of this Deed.

2.	CONDITIONS

The obligations of each of the Participating Shareholders under this Deed are conditional only upon:

(a)	The Resolutions having been duly approved by the requisite majorities at the EGM; and

(b)	Completion having occurred.

3.	UNDERTAKING

Each of the Participating Shareholders hereby irrevocably undertakes to the Company, as trustee for the benefit of itself and of each Relevant Securityholder, that:

(a)

promptly, and in any event by no later than the second Business Day following satisfaction of the last of the Conditions to be satisfied, it will execute and deliver to the Liquidators at the address specified in Clause 6 written notice in or substantially in the form set forth in the Schedule (the “Notice”) pursuant to which such Participating Shareholder shall, notwithstanding the provisions of the Articles, irrevocably and unconditionally direct and instruct the Liquidators to pay to the Relevant Securityholders out of the proceeds of the MVL, prior to any distribution of the proceeds of the MVL to the Participating Shareholders, an aggregate amount in cash equal to approximately U.S.$6.5 million (the “Distribution”), on the basis of a payment in cash of U.S.$0.025 per Ordinary Share and a payment in cash of U.S.$0.10 per ADS, in each case to the registered holders thereof as at the Record Time, and any additional proceeds of the MVL shall then be paid to the Participating Shareholders in accordance with the Articles;

(b)	following the delivery of the Notice to the Liquidators, it will not, and it will procure that none of its Affiliates or Representatives will, take any actions or steps or do any thing, or which would or might reasonably be expected to amend, modify, vary or revoke the Notice and/or the directions and instructions to the Liquidators set forth therein; and

(c)	in the event that it receives any amount in respect of a distribution of the proceeds of the MVL before such time as the Relevant Securityholders have received the full cash payment provided for in Clause 3(a), it shall:

(i)	hold such amount in trust for the benefit of the Relevant Securityholders; and

(ii)	promptly repay such amount to the Liquidators subject to the direction to the Liquidators to pay such amount to the Relevant Securityholders in accordance with the provisions of Clause 3(a),

provided that the maximum aggregate amount that a Participating Shareholder shall be obliged to hold in trust and to pay in accordance with the provisions of this Clause 3(c) shall be limited to its Pro Rata Share.

4.	PRO RATA SHARE

For the purposes of this Deed, the term “Pro Rata Share” shall mean, in respect of each Participating Shareholder, an amount in cash in U.S.$ being the product of the amount of the Distribution (less any amount thereof already paid to the Relevant Securityholders) multiplied by a fraction, the numerator of which is the number of Participating Shares held by such Participating Shareholder as at the Record Time and the denominator of which is the total number of Participating Shares in issue as at the Record Time.

5.	CIRCULAR

Prior to posting the Circular to its shareholders the Company shall provide a copy of the Circular (including the Resolutions) in final or near final form to the Cypress Shareholders and shall not post the Circular until it has received the prior consent of the Cypress Shareholders (such consent not to be unreasonably withheld, rendered subject to conditions or delayed).

6.	ADDRESS FOR NOTICES

The address of the Liquidators to which the Notices to be delivered by Participating Shareholders in accordance with the requirements of this Deed are to be delivered is:

KPMG LLP

8 Salisbury Square

London EC4Y 8BB

For the attention of:

Jeremy Spratt and Finbarr O’Connell

(as Joint Liquidators of Danka Business Systems plc)

7.	PROVISIONS SEVERABLE

Every provision contained in this Deed shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby.

8.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The undertakings and obligations of the Participating Shareholders in this Deed are made and entered into for the benefit of the Relevant Securityholders and each Relevant Securityholder shall have the right to enforce the terms of this Deed under the Contracts (Right of Third Parties) Act 1999 (the “Act”) as if such Relevant Securityholder was a party to this Deed. Save as provided for in the immediately preceding sentence of this Clause 8, no person who is not a party to this Deed has any right to enforce any term hereof under the Act. Notwithstanding the foregoing, the Participating Shareholders and the Company may agree to amend, modify or vary any term of this Deed without having obtained the consent of any other party if and to the extent that such amendment, modification or variation is not materially prejudicial to the interests of the Relevant Securityholders.

9.	GOVERNING LAW

This Deed is governed by and shall be construed in accordance with English law.

10.	JURISDICTION

This Deed is subject to the exclusive jurisdiction of the English Courts as regards any claim or matter arising out of or in relation to this Deed, and that accordingly any proceeding, suit or action arising out of or in connection with this Deed may be brought in such courts.

IN WITNESS whereof this Deed has been executed and delivered the day and year first before written.

EXECUTED and DELIVERED as a DEED by	)
CYPRESS MERCHANT BANKING PARTNERS II L.P.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED and DELIVERED as a DEED by	)
CYPRESS MERCHANT BANKING II C.V.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED and DELIVERED as a DEED by	)
55TH STREET PARTNERS II L.P.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED as a DEED by AFFIXING	)
the COMMON SEAL of the	)
THE PRUDENTIAL ASSURANCE COMPANY	)
LIMITED in the presence of:	)

/s/ illegible
Sealing Officer

EXECUTED and DELIVERED as a DEED by	)
DANKA BUSINESS SYSTEMS PLC	)
acting by a director	)
and the company secretary	)

/s/ A. D. Frazier
Director

/s/ Jean Dinovo Johnson
Secretary

SCHEDULE

FORM OF NOTICE TO THE LIQUIDATORS

[On the letterhead of the relevant Participating Shareholder]

To:	Jeremy Spratt and Finbarr O’Connell
(as Joint Liquidators of Danka Business Systems PLC)
c/o KPMG LLP
8 Salisbury Square
London EC4Y 8BB

[—] 2008

Dear Sirs

Members Voluntary Liquidation of Danka Business Systems PLC

Reference is made to the deed of undertaking executed and delivered by each of Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., The Prudential Assurance Company Limited and Danka Business Systems PLC on or around 22 April 2008 (the “Deed”). A copy of the Deed is attached hereto.

This letter is the Notice that we are required to deliver to you in accordance with the terms of the Deed. Capitalised terms used and not otherwise defined in this Notice have the meanings ascribed thereto in the Deed.

In accordance with the requirements of the Deed, notwithstanding the provisions of the Articles, we hereby irrevocably and unconditionally direct and instruct you to pay to the Relevant Securityholders out of the proceeds of the MVL, prior to any distribution of the proceeds of the MVL to us in our capacity as a Participating Shareholder, an aggregate amount in cash equal to approximately U.S.$6.5 million, on the basis of a payment in cash of U.S.$0.025 per Ordinary Share and a payment in cash of U.S.$0.10 per ADS, in each case to the registered holders thereof as at the Record Time, and any additional proceeds of the MVL shall then be paid to the Participating Shareholders in accordance with the Articles.

The terms of this notice shall be governed by and construed in accordance with English law.

Yours faithfully,

By:
For and on behalf of
[Name of Participating Shareholder]